Exhibit 99.1

Gramercy Capital Corp. and SL Green Realty Corp. Announce
Sale/Purchase of Interest in One Madison Avenue

NEW YORK, N.Y. - July 2, 2007 - Gramercy Capital Corp. (NYSE: GKK) and SL Green Realty Corp. (NYSE: SLG) today announced that the companies have entered into an agreement for Gramercy to sell its 45% equity interest in the joint venture that owns One Madison Avenue in New York City to SL Green Realty Corp. for approximately $147.6 million, which will produce for Gramercy a gain of approximately $92.0 million. After closing, SL Green will own 100% of the property. The sale is expected to close during the third quarter of 2007. Gramercy expects the sale and ensuing gain will result in a declaration of a special dividend during the second half of 2007, and the payment of an incentive fee to its manager.

SL Green and Gramercy together formed a joint venture in May 2005 to acquire the 1.2 million square foot, 14-story office building, which is 96% leased to Credit Suisse (“CS”) through 2020.

Following the decision of Gramercy’s management to monetize its investment in the One Madison Avenue joint venture, the independent boards of both Gramercy Capital Corp. and SL Green approved the terms of the transaction.

Chief Operating Officer of Gramercy Capital Corp., Hugh Hall, commented, “This strategic sale is the second, and largest, example of the Company’s ability to monetize portions of its net lease investment portfolio. The Company remains committed to using its skills and experience in commercial real estate and capital markets to create value and provide consistent returns to our shareholders from its lending, real estate securities, and net lease investing activities.”

Isaac Zion, Managing Director of SL Green, commented, “SL Green’s acquisition will provide it with 100% economic ownership and complete control of One Madison, which will promote our ability to enhance the property’s value and create additional value for our shareholders.”

One Madison Avenue, originally constructed by MetLife as its headquarters, is adjacent to Five Madison Avenue, better known as The Clock Tower, which was recently sold to Africa Israel by an SL Green joint venture. One Madison Avenue and Five Madison Avenue are situated on approximately 1.93 acres overlooking Madison Square Park, occupying an entire city block between Madison Avenue and Park Avenue South between 23rd and 24th Streets.

About Gramercy Capital Corp.

Gramercy Capital Corp. is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, real estate securities and net lease investments involving commercial property throughout the United States. Gramercy is headquartered in New York City, and has a regional investment office in Los Angeles.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

CONTACT
Robert R. Foley
Chief Financial Officer, Gramercy Capital Corp.
(212) 297-1000
-or-
Gregory Hughes
Chief Operating Officer & Chief Financial Officer, SL Green Realty Corp.
(212) 594-2700